As filed with the Securities and Exchange Commission on January 19, 2018

Registration No. 333-222332

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________________

Amendment No. 1 to
FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

BIOLINERX LTD.
(Exact Name of Registrant as Specified in its Charter)
__________________________

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
__________________________

BioLineRx Ltd.
2 HaMa’ayan Street
Modi’in 7177871, Israel
(972) (8) 642-9100
(Address and telephone number of Registrant’s principal executive offices)
__________________________

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204
Monsey, New York 10952
(845) 425-0077
(Name, Address, and telephone number of agent for service)
__________________________

Copies of all correspondence to:

Anna T. Pinedo, Esq. Morrison & Foerster llp 250 West 55th Street New York, New York 10019-5201 Tel: (212) 468-8000	Barry Levenfeld, Adv. Adrian Daniels, Adv. Yigal Arnon & Co. 22 Rivlin Street Jerusalem 94240, Israel Tel: (972) (2) 623-9220

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please cheek the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933:

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (1)	Proposed maximum aggregate price per unit (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (3)(4)
Ordinary Shares, par value NIS 0.01 per share (5)
Debt Securities
Warrants to purchase American Depositary Shares
Units (6)
Total			$150,000,000	$14,531.84

(1)
These offered securities may be sold separately, together or as units with other offered securities. An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices, with an aggregate public offering price not to exceed $150,000,000. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions. Pursuant to Rule 457(j) of the Securities Act, this includes such indeterminate number of shares of common stock as are issuable upon conversion of debt securities and warrants, indeterminate number of shares of common stock, debt securities or warrants issuable upon separation of units or indeterminate number of such securities pursuant to the anti-dilution provisions of such securities. No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act. For debt securities issued with an original issue discount, the amount to be registered is calculated as the initial accreted value of such debt securities.

(2)	Not required to be included in accordance with General Instruction II.C of Form F-3 under the Securities Act.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act, the securities registered pursuant to this registration statement include unsold securities previously registered by the Registrant on the Registrant’s registration statement (File No. 333-205700) filed on July 16, 2015, and declared effective on October 16, 2015, or the 2015 Registration Statement. The 2015 Registration Statement registered the offer and sale of an indeterminate number of ordinary shares, an indeterminate number of debt securities, an indeterminate number of warrants to purchase American Depositary Shares, and an indeterminate number of units, having an aggregate initial offering price of $75,000,000, a portion which remains unsold as of the date of filing this registration statement. The Registrant has determined to include in this registration statement certain unsold securities under the 2015 Registration Statement with an aggregate offering price of $33,278,375, or the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fee of $4,143.16 relating to the Unsold Securities under the 2015 Registration Statement will continue to be applied to the Unsold Securities registered pursuant to this registration statement. The Registrant is also registering new securities on this registration statement with an aggregate initial offering price of $116,721,625, or the New Securities, which aggregate offering price is not specified as to each class of security (see footnote (2)). The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act and corresponds to the New Securities being registered hereby and not to the Unsold Securities carried over from the 2015 Registration Statement. To the extent that, after the filing date hereof and prior to the effectiveness of this registration statement, the Registrant sells any Unsold Securities pursuant to the 2015 Registration Statement, the Registrant will identify in a pre-effective amendment to this registration statement the updated amount of Unsold Securities from the 2015 Registration Statement to be included in this registration statement pursuant to Rule 415(a)(6) and the updated amount of New Securities to be registered on this registration statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of the Unsold Securities under the 2015 Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

(4)
The total filing fee of $14,531.84 paid by the Registrant in connection with this registration statement corresponds to the registration of the New Securities and not the Unsold Securities in accordance with Rule 415(a)(6). See also footnote (3) above.

(5)
American Depositary Shares issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6EF (File No. 333-218969). Each American Depositary Share represents one (1) ordinary share.

(6)	Units will be issued under a unit agreement or indenture and will represent an interest of one or more ordinary shares, warrants, debt securities, or any combination of such securities.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 to Registration Statement is solely to update the Calculation of Registration Fee table as set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Modi’in, State of Israel, on this 19th day of January, 2018.

BIOLINERX LTD.

By:	/s/ Philip A. Serlin
Philip A. Serlin
Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
*	Chief Executive Officer (principal executive officer)	January 19, 2018
Philip A. Serlin
*	Chief Financial Officer (principal financial officer and principal accounting officer)	January 19, 2018
Mali Zeevi
*	Chairman of the Board	January 19, 2018
Aharon Schwartz, Ph.D
*	Director	January 19, 2018
Michael J. Anghel, Ph.D.
*	Director	January 19, 2018
Nurit Benjamini
*	Director	January 19, 2018
B.J. Bormann, Ph.D.
*	Director	January 19, 2018
Raphael Hofstein, Ph.D.
*	Director	January 19, 2018
Avraham Molcho, M.D.
*	Director	January 19, 2018
Sandra Panem, Ph.D.
*	Authorized United States Representative	January 19, 2018
Vcorp Agent Services, Inc. Miriam Katz, Assistant Secretary

*By: /s/ Philip A. Serlin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement.
2.1**	Articles of Association of the Registrant, as amended July 5, 2017.
2.2
Deposit Agreement dated as of July 21, 2011 among BioLineRx Ltd., The Bank of New York Mellon, as Depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder; incorporated by reference to Exhibit 1 of the Registration Statement on Form F-6EF (No. 333-218969) filed by The Bank of New York Mellon.

2.3
Form of American Depositary Receipt; incorporated by reference to Exhibit A to the form of Deposit Agreement filed as Exhibit 1 of the Registration Statement on Form F-6EF (No. 333-218969) filed by The Bank of New York Mellon.

4.1
Indenture between BioLineRx Ltd. and The Bank of New York Mellon dated August 9, 2012; incorporated by reference to Exhibit 1 of the Registration Statement on Form F-3/A (No. 333-182997) filed by the Registrant on August 13, 2012.

4.2*	Form of Warrant.
4.3*	Form of Unit Agreement.
5.1**	Opinion of Yigal Arnon & Co., Israeli counsel to the Registrant.
5.2**	Opinion of Morrison & Foerster LLP, U.S. counsel to the Registrant.
12.1**	Computation of Ratio of Earnings to Fixed Charges.
23.1**	Consent of Kesselman & Kesselman, Certified Public Accountants (Isr.), a member of PricewaterhouseCoopers International Limited, independent registered public accounting firm for the Registrant.
23.2**	Consent of Yigal Arnon and Co., Israeli counsel to the Registrant (included in Exhibit 5.1).
23.3**	Consent of Morrison & Foerster LLP, U.S. counsel to the Registrant (included in Exhibit 5 2).
24.1**	Power of Attorney.
25.1**	Statement of Eligibility of The Bank of New York Mellon, as Trustee, on Form T-1, with respect to the Indenture described in Exhibit 4.1.
*	To be incorporated by reference to a subsequently filed Report on Form 6-K.
**	Previously filed.